EXHIBIT 12(a)

FORM 10-Q

PACCAR FINANCIAL CORP.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

PURSUANT TO SEC REPORTING REQUIREMENTS (1)

(Millions of Dollars)

	Nine Months Ended September 30
	2009	2008
FIXED CHARGES
Interest expense	$99.0	$122.4
Portion of rentals deemed interest	1.3	1.3

TOTAL FIXED CHARGES	$100.3	$123.7

EARNINGS
Income before income taxes	$30.1	$51.4
Fixed charges	100.3	123.7

EARNINGS AS DEFINED	$130.4	$175.1

RATIO OF EARNINGS TO FIXED CHARGES	1.30X	1.42X

(1)	The method of computing the ratio of earnings to fixed charges shown above complies with SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR as shown in Exhibit 12(b).

EXHIBIT 12(b)

FORM 10-Q

PACCAR FINANCIAL CORP.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

PURSUANT TO THE SUPPORT AGREEMENT

BETWEEN THE COMPANY AND PACCAR

(Millions of Dollars)

	Nine Months Ended September 30
	2009	2008
FIXED CHARGES
Interest expense	$99.0	$122.4
Facility and equipment rental	1.6	1.6

TOTAL FIXED CHARGES	$100.6	$124.0

EARNINGS
Income before taxes	$30.1	$51.4
Depreciation	87.1	76.2

	117.2	127.6

FIXED CHARGES	100.6	124.0

EARNINGS AS DEFINED	$217.8	$251.6

RATIO OF EARNINGS TO FIXED CHARGES	2.17X	2.03X